Exhibit 99.1
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FOR IMMEDIATE RELEASE                         Contact:  Becky Haight
                                                        Investor Relations
                                                        Pathnet
                                                        877 227-5600
                                                        investor@pathnet.net

                                                        Kye Presley-Dowd
                                                        Media Relations
                                                        Pathnet
                                                        202 295-3286
                                                        kpresleydowd@pathnet.net

                  PATHNET TO BROADEN CURRENT WIRELESS STRATEGY

           Expansion to Integrated Network Strategy Incorporates Fiber in Response to Growing Demand on Selected Routes

Washington, DC, February 3, 1999 - Pathnet, Inc., a privately-held "carrier's carrier" of digital telecommunications capacity to under-served and second- and third-tier markets, today announced expansion of its business strategy to include construction and deployment of digital networks utilizing both wireless and fiber-optic technologies. Pathnet's integrated strategy represents a logical broadening of earlier business plans relying primarily upon the development of wireless networks. The company's decision to accelerate the incorporation of fiber-optic facilities into existing plans for a nationwide digital network was driven in significant part by strong demand from potential customers for high-bandwidth facilities in under-served markets. Going forward, Pathnet plans to construct and deploy fiber facilities on selected routes and integrate those routes with its existing and future wireless facilities.

Pathnet  has  become a leading  wholesale  provider  of  high-quality,  low-cost digital telecommunications capacity by partnering with utility, pipeline and railroad companies to upgrade and aggregate existing wireless infrastructure to a state-of-the art SONET network. To date, the company has over 10,000 route miles of network supply under contract. Pathnet's landmark strategy of developing a low-cost digital network by upgrading, integrating and leveraging its partners' assets, sites and rights-of-way will not change. The company's expanded strategy will be implemented in the same way, and any decision to deploy fiber facilities will be based on both anticipated customer demand and the availability of rights-of-way as part of a partnering arrangement.

(more)

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     "Our  decision  to expand the scope of our  existing  business  strategy is driven by two major factors; demand and opportunity," said Dick Jalkut, Pathnet president and chief executive officer. "First, in marketing our
     services  to  other  carriers  we  have  encountered   growing  demand  for
     high-bandwidth facilities that our wireless network is not equipped to handle. Second, we continue to receive a growing number of proposals, from both current and prospective partners, expressing interest in jointly developing fiber-optic networks along their rights-of-way. We're very pleased that our expanded strategy will enable us to capitalize on the clear opportunity to match strong demand with economical supply," he added.

The additional capacity on selected routes resulting from deployment of Pathnet's integrated network will enable long-distance carriers, Internet service providers, cellular and PCS providers and local service providers, including the Regional Bell Operating Companies to deliver advanced services to areas that are currently under-served by digital networks. It will also enable these carriers to aggregate traffic from cities in second- and third-tier markets.

As of December 31, 1998, Pathnet had 2,000 route miles of completed network, an additional 5,000 route miles of network under construction and 10,000 route miles of network under contract. Pathnet provides commercial telecommunications service to inter-exchange carriers, local exchange carriers, Internet service providers, Regional Bell Operating Companies, cellular operators and resellers. The company is a "carriers' carrier" providing high capacity, wireless and fiber bandwidth to under-served and second- and third-tier markets. Pathnet's strategy is to build low-cost telecommunications networks through partnering arrangements. The company's headquarters are located in Washington, D.C., at 1015 31st Street, N.W., Washington, D.C., 20007. For additional information about Pathnet, visit the company Web site at www.pathnet.net.

This press release contains some matters that are forward-looking statements. The reader is cautioned that these forward-looking statements, such as plans to sign additional agreements with private network operators; offer services to telecom service providers; enter into partnering arrangements; build a digital network; and statements regarding the development of Pathnet's business, and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events may differ materially as a result of risks facing Pathnet. For a discussion of factors that could affect the forward-looking statements, see Pathnet's public filings on file with the Securities and Exchange Commission.


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